EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF $1.21 PER SHARE

AND DECLARES DIVIDEND OF 48¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 2, 2016--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2016 the Company reported net sales of $173.1 million and diluted earnings of $1.21 per share, compared with net sales of $137.0 million and diluted earnings of 81¢ per share in the first quarter of 2015.

The Company also announced today that its Board of Directors declared a dividend of 48¢ per share for the first quarter for stockholders of record as of May 13, 2016, payable on May 27, 2016. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s 2016 first quarter performance:

•	In the first quarter of 2016, net sales increased 26% and earnings per share increased 49% from the first quarter of 2015.

•	EBITDA was $44.8 million, or 25.9% of sales, in the first quarter of 2016, an increase of 34.7% from $33.2 million, or 24.3% of sales, in the comparable prior year period.

•	The increase in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to:
▪	the increase in overall industry demand,
▪	new product introductions, and
▪	increased production capacity and availability of products in demand.

•	New products, including the American Pistol, the Precision Rifle, the AR-556 modern sporting rifle, and the LC9s pistol, represented $50.3 million or 29% of firearm sales in the first quarter of 2016. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 17% in the first quarter of 2016 from the comparable prior year period. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) increased 18%.

•	During the first quarter of 2016, the Company’s finished goods inventory decreased by 14,600 units and distributor inventories of the Company’s products decreased by 54,300 units.

•	Cash generated from operations during the first quarter of 2016 was $29.4 million. At April 2, 2016, our cash totaled $80.5 million. Our current ratio is 2.6 to 1 and we have no debt.

•	In the first quarter of 2016, capital expenditures totaled $6.3 million, much of it related to tooling and equipment for new products. We expect our 2016 capital expenditures to total approximately $25 million.

•	In the first quarter of 2016, the Company returned $6.6 million to its shareholders through the payment of dividends.

•	At April 2, 2016, stockholders’ equity was $239.7 million, which equates to a book value of $12.64 per share, of which $4.24 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 3, 2016, Sturm, Ruger will host a webcast of its Annual Meeting of Stockholders at 9:00 a.m. ET. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 855-871-7398, participant code 94955658.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 2, 2016	December 31, 2015

Assets

Current Assets
Cash	$80,463	$69,225
Trade receivables, net	74,746	71,721

Gross inventories	77,015	81,278
Less LIFO reserve	(42,714)	(42,061)
Less excess and obsolescence reserve	(2,027)	(2,118)
Net inventories	32,274	37,099

Deferred income taxes	9,852	8,219
Prepaid expenses and other current assets	3,631	3,008
Total Current Assets	200,966	189,272

Property, plant and equipment	304,745	308,597
Less allowances for depreciation	(202,738)	(204,777)
Net property, plant and equipment	102,007	103,820

Other assets	22,450	22,791
Total Assets	$325,423	$315,883

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	April 2, 2016	December 31, 2015

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$48,331	$42,991
Product liability	1,235	642
Employee compensation and benefits	18,555	28,298
Workers’ compensation	5,068	5,100
Income taxes payable	3,849	4,962
Total Current Liabilities	77,038	81,993

Product liability	89	102
Deferred income taxes	8,548	6,050

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2016 – 24,025,085 issued, 18,962,738 outstanding 2015 – 23,775,766 issued, 18,713,419 outstanding	24,025	23,776
Additional paid-in capital	24,765	29,591
Retained earnings	255,685	239,098
Less: Treasury stock – at cost 2016 – 5,062,347 shares 2015 – 5,062,347 shares	(64,727)	(64,727)
Total Stockholders’ Equity	239,748	227,738
Total Liabilities and Stockholders’ Equity	$325,423	$315,883

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	April 2, 2016	March 28, 2015

Net firearms sales	$171,520	$135,579
Net castings sales	1,589	1,375
Total net sales	173,109	136,954

Cost of products sold	113,996	95,557

Gross profit	59,113	41,397

Operating expenses:
Selling	15,074	10,226
General and administrative	7,838	7,377
Total operating expenses	22,912	17,603

Operating income	36,201	23,794

Other income:
Interest expense, net	(35)	(40)
Other income, net	206	469
Total other income, net	171	429

Income before income taxes	36,372	24,223

Income taxes	13,094	8,720

Net income and comprehensive income	$23,278	$15,503

Basic earnings per share	$1.23	$0.83

Diluted earnings per share	$1.21	$0.81

Cash dividends per share	$0.35	$0.17

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	April 2, 2016	March 28, 2015

Operating Activities
Net income	$23,278	$15,503
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,344	8,957
Slow moving inventory valuation adjustment	(91)	(748)
Stock-based compensation	632	1,151
Loss on sale of assets	4	(60)
Deferred income taxes	865	3
Impairment of assets	—	12
Changes in operating assets and liabilities:
Trade receivables	(3,025)	(13,296)
Inventories	4,916	16,145
Trade accounts payable and accrued expenses	5,308	(2,690)
Employee compensation and benefits	(9,798)	2,476
Product liability	580	(350)
Prepaid expenses, other assets and other liabilities	(471)	2,599
Income taxes payable	(1,113)	3,081
Cash provided by operating activities	29,429	32,783

Investing Activities
Property, plant and equipment additions	(6,346)	(4,302)
Proceeds from sale of assets	—	60
Cash used for investing activities	(6,346)	(4,242)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	8,792	280
Remittance of taxes withheld from employees related to share-based compensation	(14,001)	(1,000)
Proceeds from exercise of stock options	—	97
Repurchase of common stock	—	(2,841)
Dividends paid	(6,636)	(3,178)
Cash used for financing activities	(11,845)	(6,642)

Increase (decrease) in cash and cash equivalents	11,238	21,899

Cash and cash equivalents at beginning of period	69,225	8,901

Cash and cash equivalents at end of period	$80,463	$30,800

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	April 2, 2016	March 28, 2015

Net income	$23,278	$15,503

Income tax expense	13,094	8,720
Depreciation and amortization expense	8,344	8,957
Interest expense, net	35	40
EBITDA	$44,751	$33,220